                                                                   EXHIBIT 10.21


                              EMPLOYMENT AGREEMENT
                              --------------------


     EMPLOYMENT AGREEMENT (the "Agreement") dated as of August 30, 1996 between Integrated Circuit Systems, Inc., a Pennsylvania corporation (the "Company"), and Hock E. Tan ("Employee").

     WHEREAS, Employee is presently employed as Chief Operating Officer of the Company (the "Position");

     WHEREAS, the Company desires to continue Employee's employment and Employee desires to continue to be employed by the Company, upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

     1. Employment. The Company hereby employs Employee, and Employee hereby accepts such employment and agrees to perform his duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

     1.1. Employment Term. The period of Employee's employment by the Company pursuant to this Agreement (the "Employment Term") shall commence retroactive to July 1, 1996 and shall continue until and end on June 30, 1998, unless terminated prior thereto in accordance with Section 5 hereof; provided, however, that the Employment Term shall automatically be extended for successive 12-month periods after the prior ending date if neither the Company nor the Employee shall have notified the other in writing of its respective intention not to further renew the Employment Term under this Agreement for any such successive 12-month period by June 1 of any year.

     1.2.  Duties and Responsibilities.

     (a) During the Employment Term, Employee shall serve in the previously identified Position

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

and shall perform all duties and accept all responsibilities incidental to such Position or as may be assigned to him by the Company's Chief Executive Officer (Employee's "Supervisor"), and he shall cooperate fully with such Supervisor, the board of directors and other executive officers of the Company.

     (b) Employee represents to the Company that he is not subject or a party to (and Employee agrees during the Employment Term not to become subject or a party to) any employment agreement, non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction of any nature which would prohibit Employee from executing this Agreement and performing fully his duties and responsibilities hereunder, or which would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Employee by the Company, including without limitation any duties and responsibilities relating to the business in which the Company (including its subsidiaries) is engaged during the Employment Term or for which Employee has notice during such Employment Term that the Company is planning to be engaged within the six (6) month period following any expiration or termination of this Agreement (the "Business" of the Company).

     1.3. Extent of Service. During the Employment Term, Employee agrees to use his best efforts to carry out his duties and responsibilities under Section
1.2 hereof and to devote his full time, attention and energy thereto; provided, however, that Employee shall only be required to transfer to locations where the Company may at such time maintain its headquarters (including without limitation, the metropolitan Philadelphia, Pennsylvania area) if the board of directors of the Company determines that such relocation is in the best interests of the Company and Employee is provided with the relocation benefits set forth on Exhibit A hereto. The foregoing shall not be construed as preventing Employee from making (after disclosure to the Company in accordance with the Company's policies) passive investments in other businesses or enterprises, provided that Employee agrees not to become engaged in any investment or business activity that may interfere with his ability to discharge his duties and responsibilities to the Company. Employee further agrees not to work either on a part time or independent contracting basis, or serve as a director, officer or in any other capacity, for any other business or enterprise during the Employment Term without the prior consent of the Company.

     1.4.  Base Compensation.

     (a) For all the services rendered by Employee hereunder, the Company shall pay Employee an annual salary at the rate of $ 160,005.00 (such amount, as it may be increased from time to time in accordance with this Section 1.4(a), is referred to herein as the "Annual Salary") for each full year of the Employment Term, plus such additional amounts, if any, as may be approved by the Company in accordance with its policies and procedures, less withholding required by law or agreed to by Employee, payable in installments at such times as the Company customarily pays its other senior officers (but in any event no less often than monthly). The Company agrees that Employee's salary will be reviewed at least annually by the Companyin accordance with its policies and procedures to determine if an increase is appropriate, which increase shall be in the sole discretion of such board of directors or compensation committee. Employee acknowledges and agrees that such salary may also be subject to reduction, without violation of this Agreement, in the event of a concurrent reduction on a comparable basis of its other senior officers.

     (b) During the Employment Term, Employee shall also be entitled to participate in such vacation pay, retirement and other fringe benefit plans for senior officers of the Company, if any, as may be authorized from time to time by the Company in its sole discretion.

     1.5. Incentive Compensation. In addition to the compensation set forth in
Section 1.4 hereof, Employee shall be entitled to participate in such incentive compensation plans, if any, as may be applicable to its senior officers, and as may be established from time to time in respect of each fiscal year during the Employment Term by the Company in its sole discretion, the terms and provisions of which shall also be in the sole discretion of the Company, which terms and provisions shall be controlling with respect to the manner in which any such incentive compensation is earned, accrued, vested, paid or otherwise made available to its participants.

     2. Expenses. Employee shall be reimbursed for the reasonable business expenses incurred by him in connection with his performance of services hereunder during the Employment Term upon presentation of an itemized account and written proof of such expenses in accordance with policies established by the Company.

     3. Developments; Confidential Information; Etc. Employee acknowledges, that, as a condition of Employee's first becoming an employee of the Company, and as a condition of continued employment he executed the Company's standard form(s) of confidential information and invention assignment agreements (the "Confidentiality Agreements"), copies of which are attached hereto as Exhibit B. Employee further acknowledges that as a condition of entering into this Agreement, Employee has reconfirmed, and does hereby reconfirm that all of the provisions of the Confidentiality Agreements have been, are currently and will continue to be valid and binding upon him to the full extent set forth therein, and enforceable against Employee to the full extent set forth therein.

     4.  Arbitration and Equitable Relief.

     (a) Employee acknowledges that the restrictions contained in the Confidentiality Agreements are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of the Confidentiality Agreements will result in irreparable injury to the Company. Employee represents that his experience and capabilities are such that the restrictions contained in the Confidentiality Agreements will not prevent Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as anticipated by this Agreement. Employee further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement and the statements set forth herein and in respect of the Confidentiality Agreements, and (ii) that he has, prior to execution of this Agreement and the Confidential

Information and Invention Assignment Agreement, reviewed this Agreement and the Confidentiality Agreements with his counsel.

     (b) Except as provided in Section 4(c) below, Employee and the Company agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be exclusively settled by arbitration to be held in the City of Philadelphia, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes as then in effect of the American Arbitration Association. A panel of three arbitrators shall be chosen in accordance with such rules to conduct the arbitration, unless Employee and the Company agree in writing to have such disputes settled by a single arbitrator. The arbitrators may grant injunctions or other relief in such dispute or controversy, but shall have no authority to set aside or review any decision of the board of directors or its compensation committee or of the Accounting Firm made hereunder unless such decisions are shown by clear and convincing evidence to have been made in bad faith. The decision of the arbitrators shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrators' decision in any court having jurisdiction. The Company and Employee shall each pay one-half of the costs and expenses of such arbitration, and each of the Company and Employee shall separately pay its counsel fees and expenses, subject, however, to the right of the arbitrators to assess costs and expenses in circumstances where such arbitrators deem it appropriate to do so. If a party shall attempt to vacate or appeal from an arbitration award or obtain an order staying the arbitration, and such party (the "non-prevailing party") is unsuccessful in obtaining such judicial relief, then the non-prevailing party will be responsible for all attorney's fees and costs incurred by the other party in connection therewith.

     (c) Employee agrees that the Company shall be entitled (in addition to seeking relief pursuant to an arbitration pursuant to (b) above) to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of the Confidentiality Agreements, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled as set forth in the Confidentiality Agreements or otherwise. Employee irrevocably and unconditionally (i) agrees that any such suit, action or other legal proceeding commenced by the Company may be brought in the United States District Court for the Eastern District of Pennsylvania or in any court of general jurisdiction in Montgomery County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 11 hereof. In the event of any such lawsuit, the Company, if the prevailing party, shall be entitled to recover its reasonable costs of pursuing such action (including attorney's fees and expenses) from Employee.

     (d) In the event that any of the provisions of the Confidentiality Agreements should ever be held or adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

     (e) Employee agrees that he will provide, and that the Company may similarly provide, a copy of the Confidentiality Agreements to any business or enterprise (i) which he may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or (ii) with which he may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used.

     5. Termination. The Employment Term shall terminate prior to its expiration as set forth in Section 1.1 above, and Employee's employment by the Company shall be terminated, upon the occurrence of any of the following events (and in accordance with the following provisions associated with such events):

     5.1. Disability. In the event that Employee is unable fully to perform his duties and responsibilities hereunder to the full extent required by the board of directors of the Company by reason of illness, injury or incapacity for more than 90 days, during which time he shall continue to be compensated as provided in Section 1.4 hereof (less any payments due Employee under disability benefit programs, including Social Security disability, worker's compensation and disability retirement benefits), the Employment Term may be terminated by the Company, and the Company shall have no further liability or obligation to Employee for compensation hereunder; provided, however, that Employee will be entitled to receive the payments prescribed under any disability benefit plan which may be in effect for employees of the Company and in which he participated at the date of such disability, and a pro rata portion to the date of disability of any earned incentive compensation, if any, referred to in Section 1.5 hereof in respect of the fiscal year during which Employee first became disabled. In the event of any dispute under this Section 5.1 and to the extent determined by the Company to be job-related and consistent with business necessity, Employee shall submit to a physical examination by a licensed physician selected by the Company.

     5.2. Death. In the event that Employee dies during the Employment Term, the Company shall pay to his executors, legal representatives or administrators an amount equal to the installment of his Annual Salary set forth in Section 1.4 hereof for the month in which he dies, and thereafter the Company shall have no further liability or obligation hereunder to his executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him; provided, however, that Employee's estate or designated beneficiaries shall be entitled to receive the payments prescribed for such recipients under any death benefit plan which may be in effect for employees of the Company and in which Employee participated at the date of such death, and a pro rata portion to the date of such death of any earned incentive compensation, if any, referred to in Section 1.5 hereof in respect of the fiscal year during which

Employee died.

     5.3. Cause. Nothing in this Agreement shall be construed to prevent termination of the Employment Term by the Company at any time for "cause." For purposes of this Agreement, "cause" shall mean (a) dishonesty, misconduct, commission of a crime involving moral turpitude, use of alcohol or drugs in such a manner or to an extent that job performance is impaired, drug abuse, misappropriation of funds, disparagement of the Company (or its management or employees), or (b) failure of Employee to perform or observe during the Employment Term any of the terms or provisions of this Agreement or at any time any of the terms or provisions of the Confidentiality Agreements, to comply fully with the lawful directives of the of the Company, or any other proper cause determined in good faith by the Company; provided, however, that Employee's conduct shall not constitute "cause" within the meaning of (b) above unless and until (i) the Company shall have provided Employee with notice setting forth with specificity (1) the conduct deemed to constitute such "cause," (2) reasonable action, if any, that would remedy the objectionable conduct, and (3) a reasonable time (not less than 10 days) within which Employee may take such remedial action (provided, however, that the Company shall not be required to provide additional time for remedial action in the event of repeated instances of the conduct deemed to constitute cause for which it has already given prior notice and time for remedial action in accordance with the provisions of this Agreement), and (ii) Employee shall not have taken such specified remedial action within such specified reasonable time. The Company's liability, if any, for payments to Employee by virtue of any wrongful termination of Employee's employment pursuant to this Agreement shall be reduced by and to the extent of any earnings received by or accrued for the benefit of Employee during any unexpired part of the Employment Term.

     5.4. Without Cause. The Company shall have the right to terminate the Employment Term without cause at any time by giving Employee written notice of such termination. Under such circumstances (and except in circumstances where
Section 6 hereof is applicable), the Company shall continue for a period of 12 months from the effective date of such termination
(a) the Annual Salary, (b) in accordance with (and to the extent permitted by) the provisions of the Company's health plans then in existence and the provisions of the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") as supplemented or amended, and subject to any deductibles, limitations, exclusions, and any co-payments and other cost sharing features thereof, any medical insurance benefits to which Employee was entitled immediately prior to the receipt of notice of termination (or, at the Company's option, pay Employee an amount in cash equal, on an after-tax basis, to the premiums for such coverages), and (c) to vest and permit the exercise of such stock options as have been granted to the employee prior to the effective date of such termination, in accordance with and subject to the provisions of the applicable stock option plans and the option agreements pursuant to which the options were granted (but excluding provisions such as 12.3 of the 1992 Plan which would otherwise result in the cancellation of such options upon termination of employment.) The foregoing notwithstanding, any obligation to provide medical insurance or payment in lieu thereof, shall expire when Employee is employed by a new employer that provides health insurance to its employees on a comparable cost-sharing basis to that provided by the Company. Employee acknowledges that as a result of the foregoing, any stock options intended to qualify as incentive stock options will no longer qualify and accordingly will be treated as non-qualified stock options. Employee shall only have the right to receive payment for incentive compensation, if any, referred to in Section 1.5 hereof to which Employee would have been entitled in respect of fiscal years completed prior to the effective date of such termination. Except as expressly stated in this paragraph, upon the termination of this Agreement Employee shall not be entitled to any payments or benefits which may be provided to employees of the Company. Payments and benefits to be provided hereunder shall in all respects be conditioned upon (i) the prior receipt by the Company from Employee of a general release of all claims of any nature whatsoever which Employee had, has or may have against the Company and related parties relating to his employment by the Company (other than his entitlement under any employee benefit plan or program sponsored by the Company in which he participated and under which he has accrued a benefit) or the termination thereof, and a covenant of reasonable scope and duration, not to directly or indirectly engage in any Business of the Company, such release and covenant to be in form and substance reasonably satisfactory to counsel for the Company, and (ii) continued compliance by Employee with the Confidentiality Agreements and with the provisions of this Agreement that continue after termination of the Employment Term.

     5.5  Resignation for Good Reason.   Employee shall have the right to
terminate the Employment Term at any time for Good Reason, by giving the Company 90 days' written notice of such termination. For purposes of this Agreement "Good Reason" shall mean, exclusively, a resignation (a) within two years after the initial occurrence of a "Change in Control" of the Company as defined in
Section 24 of the Integrated Circuit Systems, Inc. 1992 Stock Option Plan as in effect on the date of this Agreement (the "1992 Plan"), or (b) based upon (i) a failure of the Company to observe or perform any of the material terms or provisions of this Agreement (including, for example, any reduction in the Annual Salary other than a reduction which is a concurrent reduction on a comparable basis of all senior officers), (ii) the exclusion of Employee from participation in any new compensation or benefit arrangement generally offered to senior officers of the Company, or (iii) a material reduction in Employee's level of responsibility, position (including office and title, but not including reporting relationships), authority or duties (including changes resulting from the assignment to Employee of any duties and responsibilities inconsistent with his Position as in effect on the date of this Agreement), in each case as determined by Employee acting reasonably and in good faith. Employee's notice of termination hereunder shall specify the basis for Employee's determination of "Good Reason"; provided, however, that the Company's conduct shall not constitute "Good Reason" unless and until (i) Employee shall have given the Company written notice setting forth with specificity (1) the conduct deemed to constitute "Good Reason," (2) reasonable action that would remedy the objectionable conduct, and (3) a reasonable time (not less than 10 days) within which the Company may take such remedial action, and (ii) the Company shall not have taken such specified remedial action within such specified reasonable time. Under such circumstances the Company shall continue for a period of 12 months from the effective date of such termination (i) the Annual Salary (which may at Company's option be paid in a lump sum), and (ii) in accordance with (and to the extent permitted by) the provisions of the Company's health plans then in existence and the provisions of the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") as supplemented or amended, and subject to any deductibles, limitations, exclusions, and any co-payments and other cost sharing features thereof, any medical insurance benefits to which Employee was entitled immediately prior to the receipt of notice of termination (or, at the Company's option, pay Employee an amount in cash equal, on an after-tax basis, to the premiums for such coverages). and (iii) to vest and permit the exercise of such stock options as have been granted to the employee prior to the effective date of such termination, in accordance with and subject to the provisions of the applicable stock option plans and the option agreements pursuant to which the options were granted (but excluding provisions such as 12.3 of the 1992 Plan which would otherwise result in the cancellation of such options upon termination of employment.) The foregoing notwithstanding, any obligation to provide medical insurance or payment in lieu thereof, shall expire when Employee is employed by a new employer that provides health insurance to its employees on a comparable cost-sharing basis to that provided by the Company. Employee acknowledges that as a result of the foregoing, any stock options intended to qualify as incentive stock options will no longer qualify and accordingly will be treated as non-qualified stock options. Employee shall only have the right to receive payment for incentive compensation, if any, referred to in Section 1.5 hereof to which Employee would have been entitled in respect of fiscal years completed prior to the effective date of such termination. Except as expressly stated in this paragraph, upon the termination of this Agreement Employee shall not be entitled to any payments or benefits which may be provided to employees of the Company. Payments and benefits to be provided hereunder shall in all respects be conditioned upon (i) the prior receipt by the

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

Company from Employee of a general release of all claims of any nature whatsoever which Employee had, has or may have against the Company and related parties relating to his employment by the Company (other than his entitlement under any employee benefit plan or program sponsored by the Company in which he participated and under which he has accrued a benefit) or the termination thereof, and a covenant of reasonable scope and duration, not to directly or indirectly engage in any Business of the Company, such release and covenant to be in form and substance reasonably satisfactory to counsel for the Company, and
(ii) continued compliance by Employee with the Confidentiality Agreements and with the provisions of this Agreement that continue after termination of the Employment Term.

     5.6. Resignation for Other than Good Reason. Employee shall have the right to terminate the Employment Term at any time for any reason or no reason by giving the Company 90 days' written notice of such termination. Upon such termination of the Employment Term (and except in circumstances where Section
5.5 hereof is applicable), the Company shall not have any further liability or obligation to Employee other than to provide Employee with any unpaid salary and benefits pursuant to Sections 1.4(a) and 1.4(b) hereof that have accrued through the effective date of termination, and the incentive compensation, if any, referred to in Section 1.5 hereof to which Employee would have been entitled in respect of fiscal years completed prior to the effective date of such termination.

     6.  Coordination of Benefits; No Set-Off.

     (a) Other severance plans generally, or policies or agreements, if any, applicable to Employee or to employees of the Company generally, and any other severance payments required by applicable statutes or provided under government programs, may provide compensation and benefits to Employee upon events which would also require the Company pursuant to this Agreement to provide compensation or continue benefits. In such event, Employee shall be entitled only to the largest cash compensation provided for under any of such agreements, plans, policies, statutes or programs, including this Agreement, and the maximum benefit continuance provided for under any of such agreements, plans, policies, statutes or programs, including this Agreement.

     (b) Except as specifically set forth in (a) above, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee or others.

     7.  Certain Reduction of Payments.

     (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined as set forth herein that any payment or distribution by, or benefit provided by, the Company to or for the benefit of Employee, whether paid or payable, made available to or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and that it would be economically advantageous to the Company to reduce the Payment to avoid the limitation of the Company's deduction for such excess parachute payments under Section 280G of the Code, the aggregate present value of amounts payable or distributable to or for the benefit of Employee pursuant to this Agreement (such payments, benefits or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment not to be deductible by the Company under Section 280G of the Code. For purposes of this Section 7, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

     (b) All determinations to be made under this Section 7 shall be made by KPMG Peat Marwick LLP, or the Company's independent public accountant immediately prior to the Change of Control if other than KPMG Peat Marwick LLP (the "Accounting Firm"), which firm shall use its best efforts to provide its determinations and any supporting calculations both to the Company and Employee within 15 days of any termination for which payment under Section 5 is required hereunder. Any such determination by the Accounting Firm shall be final and binding upon the Company and Employee. Employee shall in Employee's sole discretion determine which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 7. Within five days after the Company's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Employee such amounts as are then due to Employee under this Agreement.

     (c) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments, as the case may be, will have been made by the Company which should not have been made ("Overpayment") or that additional Agreement Payments which have not been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. Within two years after the applicable termination of employment, the Accounting Firm shall review the determination made by it pursuant to the preceding paragraph. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Employee which Employee shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code (the "Federal Rate"); provided, however, that no amount shall be payable by Employee to the Company if and to the extent such payment would not affect the limitations on the amount which is not deductible under Section 280G of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee together with interest at the Federal Rate.

     (d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses of any nature resulting from or relating to its determinations pursuant to subsections
(b) and (c) above,
except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

     8. Survival. Notwithstanding expiration of the Employment Term, Employee's obligations under the Confidentiality Agreements shall survive and remain in full force and effect for the periods therein provided, and Employee's representations under Sections 1.2(b) and 3 of this Agreement, the provisions for arbitration and equitable relief under Section 4 of this Agreement, the provisions for certain payments after the Employment Term in Sections 5 and 6 of this Agreement, and Sections 9, 10, 11, 12, 13 and 14 of this Agreement shall continue in full force and effect.

     9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PROVISIONS.

     10. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

     If to the Company, to:
         Integrated Circuit Systems, Inc.
         2435 Boulevard of the Generals
         Norristown, PA 19403
         Attention: Chairman


     If to Employee, to:

              ____________________

              ____________________
              ____________________
              ____________________


or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

     11.  Contents of Agreement; Amendment and Assignment.

     (a) This Agreement and the Confidentiality Agreements supersede all prior agreements and set forth the entire understanding among the parties hereto with respect to the subject matter hereof or thereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Company and executed on its behalf by a duly authorized officer. Without limitation of the foregoing, Employee acknowledges that the effect of this provision is that no oral modifications of any nature whatsoever to this Agreement or the Confidentiality Agreements shall be permitted. In addition, nothing in this Agreement or in the Confidentiality Agreements shall be construed as giving Employee any right to be retained in the employ of the Company beyond the expiration of the Employment Term, and Employee specifically acknowledges that if his employment by the Company continues beyond the expiration of the Employment Term, he shall be an employee-at-will of the Company, and thus subject to discharge at any time by the Company with or without cause and without compensation of any nature (except as specifically provided in Section
5).

     (b) Employee acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or the Confidentiality Agreements or to create express or implied obligations of any nature to Employee.

     (c) All of the terms and provisions of this Agreement and the Confidentiality Agreements shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by Employee.

     12. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is held to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

     13. Remedies Cumulative; No Waiver. No remedy conferred upon the Company by this Agreement or by the Confidentiality Agreements is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Company in exercising any right, remedy or power hereunder, under the Confidentiality Agreements, or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company from time to time and as often as may be deemed expedient or necessary by the Company in its sole discretion.

     14. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in marking proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

                           [INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement on August __, 1996.


                                  INTEGRATED CIRCUIT SYSTEMS, INC.
Attest:
         [SEAL]

______________________________      By____________________________
Secretary                           Name:________________________
                                    Title:______________________


Witness:


______________________________    ________________________________
                                  Employee

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